Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2005 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of National Penn Bancshares, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in Amendment No. 1 of this Registration Statement (File No. 333-129500) and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts".

 /s/ Grant Thornton LLP

Philadelphia, Pennsylvania
December 8, 2005